BALDWIN PIANO & ORGAN COMPANY
THIRD QUARTER REPORT - 1994
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TO OUR STOCKHOLDERS

November 1, 1994

Net sales for the three months ended September 30, 1994, increased 10% to $30,570,000 from $27,821,000 in the corresponding three month period in 1993. Piano sales accounted for $2,500,000 of this sales increase. Net earnings for the three months ended September 30, 1994 decreased 21% to $672,000 from $846,000 for the three months ended September 30, 1993. Net earnings per share for the third quarter of 1994 decreased 20% to $.20 from $.25 for the third quarter of 1993. The decrease in third quarter 1994 net earnings and net earnings per share was primarily a result of reduced gross margin in electronic contracting.

As of January 1, 1993, the Company adopted the provisions of Statements of Financial Accounting Standards No. 106, "Employers'
Accounting for Postretirement Benefits Other Than Pensions" and
No. 112, "Employers' Accounting for Postemployment Benefits," resulting in a decrease in net earnings of $1,604,000 and a decrease in net earnings per share of $.47 for the nine months ended
September 30, 1993.

For the nine months ended September 30, 1994, net sales increased
2% to $84,218,000 from $82,670,000 last year. Net earnings before cumulative effects of changes in accounting principles decreased
36% to $2,050,000 for the nine months ended September 30, 1994 from $3,213,000 for the nine months ended September 30, 1993. Net earnings per share before cumulative effects of changes in accounting principles decreased 36% to $.60 from $.94 for the first nine months of 1993. The decrease in net earnings and net earnings per share, before cumulative effects of changes in accounting principles, for the nine months ended September 30, 1994, was primarily a result of reduced gross margin in electronic contracting and higher operating cost in music.

R.S. Harrison, Chief Executive Officer and President
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

CONSOLIDATED SUMMARY OF EARNINGS (Unaudited)
(in thousands, except earnings per share)
                                                    Three Months Ended      Nine Months Ended      Twelve Months Ended
                                                       September 30,          September 30,           September 30,
                                                    ------------------     ------------------      ------------------
                                                        1994      1993         1994      1993          1994      1993
- - ---------------------------------------------       ------------------     ------------------      ------------------
Net sales                                           $ 30,570  $ 27,821     $ 84,218  $ 82,670      $122,206  $114,939
Cost of goods sold                                    24,031    21,383       64,755    62,884        91,842    84,869
- - ---------------------------------------------       ------------------     ------------------      ------------------
        Gross profit                                   6,539     6,438       19,463    19,786        30,364    30,070
Income on the sale of installment receivables          1,186     1,428        3,827     4,284         5,289     5,495
Interest income on installment receivables               116       103          387       334           496       438
Other operating income                                   739       778        2,264     2,788         3,007     3,657
Selling, general and administrative expenses          (6,940)   (6,805)     (21,180)  (20,385)      (28,685)  (27,689)
Interest expense                                        (583)     (594)      (1,442)   (1,699)       (1,975)   (2,364)
- - ---------------------------------------------       ------------------     ------------------      ------------------
        Earnings before income taxes and
          cumulative effects of changes in
          accounting principles                        1,057     1,348        3,319     5,108         8,496     9,607
Income taxes                                             385       502        1,269     1,895         3,494     3,643
- - ---------------------------------------------       ------------------     ------------------      ------------------
        Earnings before cumulative effects of
          changes in accounting principles               672       846        2,050     3,213         5,002     5,964
Cumulative effects of changes in accounting
  for postretirement and postemployment
  benefits                                                 -         -            -    (1,604)            -    (1,604)
- - ---------------------------------------------       ------------------     ------------------      ------------------
        Net earnings                                $    672  $    846     $  2,050   $ 1,609      $   5,002 $  4,360
=============================================       ==================     ==================      ==================
Earnings per share:
        Before cumulative effects of changes in
          accounting principles                     $    .20  $    .25     $    .60   $   .94      $    1.46 $   1.75
        Cumulative effects of changes in
          accounting for postretirement and
          postemployment benefits                          -        -             -      (.47)             -     (.47)
- - ---------------------------------------------       ------------------     ------------------      ------------------
Net earnings per share                              $    .20  $    .25     $    .60   $   .47      $    1.46 $   1.28
=============================================       ==================     ==================      ==================
Average number of shares outstanding (000)             3,415     3,415        3,415     3,406          3,415    3,405
=============================================       ==================     ==================      ==================

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
CONSOLIDATED SUMMARY BALANCE SHEETS (Unaudited)
(in thousands)
                                                            September 30,
                                                         --------------------
                                                         1994          1993
- - -----------------------------------------------------------------------------
ASSETS
        Trade receivables, net                        $  7,278       $  5,967
        Installment receivables, net                     4,890          4,267
        Inventories                                     54,500         49,237
        Other current assets                             8,642          8,825
- - -----------------------------------------------------------------------------
                Total current assets                    75,310         68,296
        Installment receivables, less current portion    7,954          6,849
        Property, plant and equipment, net              13,957         13,563
        Other assets                                     5,947          6,218
- - -----------------------------------------------------------------------------
                TOTAL ASSETS                          $103,168       $ 94,926
=============================================================================
LIABILITIES AND STOCKHOLDERS' EQUITY
        Current portion of long-term debt             $ 24,877       $ 21,421
        Other current liabilities                       13,182         13,681
- - -----------------------------------------------------------------------------
                Total current liabilities               38,059         35,102
        Long-term debt, less current portion             5,000          4,637
        Other liabilities                                8,249          8,247
        Stockholders' equity                            51,860         46,940
- - -----------------------------------------------------------------------------
                TOTAL LIABILITIES AND
                STOCKHOLDERS' EQUITY                  $103,168       $ 94,926
=============================================================================

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BUSINESSES
- - ----------
MANUFACTURING

Pianos and electronic keyboards
Actions, cabinets, pinblocks, bridges, cables, keys, etc. for piano and organ industry
Printed circuit boards and electro-mechanical assemblies
        for manufacturers outside music industry
Grandfather Clocks
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RETAILING

Company owned outlets in Atlanta, Chicago, Cincinnati, Indianapolis,
        Lexington and Louisville
Independent keyboard dealers (1,100)
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FINANCING

Consumer installment financing and dealer consignment
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HOME OFFICE

422 Wards Corner Road, Loveland, OH 45140, (513)576-4500
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MANUFACTURING LOCATIONS

Conway, Fayetteville and Trumann, Arkansas
Greenwood, Mississippi
Juarez, Mexico
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REGISTRAR AND TRANSFER AGENT

The Provident Bank, One East Fourth Street
        Cincinnati, OH 45202
Baldwin Piano & Organ Company common stock is traded on The Nasdaq National Market; Symbol: BPAO

<PHOTO>
Wurlitzer 3100 Series
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